As filed with the Securities and Exchange Commission on December 2, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                               CELGENE CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                                    22-2711928
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
    incorporation or organization)

                               7 Powder Horn Drive
                            Warren, New Jersey 07059
                                 (908) 271-1001
               (Address of principal executive offices) (Zip code)
                -------------------------------------------------

                Celgene Corporation 1992 Long-Term Incentive Plan
                                       and
         Celgene Corporation 1995 Non-Employee Directors' Incentive Plan
                -------------------------------------------------

            John W. Jackson                               Copies to:
          Celgene Corporation                       Robert A. Cantone, Esq.
          7 Powder Horn Drive                         Proskauer Rose LLP
        Warren, New Jersey 07059                        1585 Broadway
            (908) 271-1001                       New York, New York 10036-8299
 (Name, address, including zip code,                    (212) 969-3000
       and telephone number, including
       area code, of agent for service)

                          -----------------------------


                                                 CALCULATION OF REGISTRATION FEE

Title of securities to      Amount to be               Proposed maximum              Proposed maximum               Amount of
be registered                registered                 offering price              aggregate offering             registration
                                                           per share                       price                     fee (1)
----------------------  ----------------------   ----------------------------   ---------------------------   ----------------------

Common Stock, par
value $.01 per share      13,037 shares (2)               $55.1875(3)                  $719,479.44(3)                 $200.02
Common Stock, par
value $.01 per share       5,500 shares (4)               $19.4375 (4)                  $106,906.25                    $29.72
Common Stock, par
value $.01 per share      10,000 shares (5)               $19.0000 (5)                  $190,000.00                    $52.82
Common Stock, par
value $.01 per share       3,000 shares (6)               $18.9375 (6)                   $56,812.50                    $15.79
Common Stock, par
value $.01 per share        250 shares (7)                $18.7500 (7)                    $4,687.50                     $1.30




Title of securities to      Amount to be               Proposed maximum              Proposed maximum               Amount of
be registered                registered                 offering price              aggregate offering             registration
                                                           per share                       price                     fee (1)
----------------------  ----------------------   ----------------------------   ---------------------------   ----------------------

Common Stock, par
value $.01 per share       3,000 shares (8)               $18.000 (8)                    $54,000.00                    $15.01
Common Stock, par
value $.01 per share       6,000 shares (9)               $17.6250 (9)                  $105,750.00                    $29.40
Common Stock, par
value $.01 per share      13,000 shares (10)             $16.8750 (10)                  $219,375.00                    $60.99
Common Stock, par
value $.01 per share       500 shares (11)               $16.6875 (11)                   $8,343.75                     $2.32
Common Stock, par
value $.01 per share      12,000 shares (12)             $16.5000 (12)                  $198,000.00                    $55.04
Common Stock, par
value $.01 per share      9,000 shares (13)              $16.3750 (13)                  $147,375.00                    $40.97
Common Stock, par
value $.01 per share      10,000 shares (14)             $16.3125 (14)                  $163,125.00                    $45.35
Common Stock, par
value $.01 per share      8,000 shares (15)              $15.5625 (15)                  $124,500.00                    $34.61
Common Stock, par
value $.01 per share       500 shares (16)               $15.3750 (16)                   $7,687.50                     $2.14
Common Stock, par
value $.01 per share      5,500 shares (17)              $15.0000 (17)                   $82,500.00                    $22.94
Common Stock, par
value $.01 per share      3,000 shares (18)              $14.6250 (18)                   $43,875.00                    $12.20
Common Stock, par
value $.01 per share      2,500 shares (19)              $13.7500 (19)                   $34,375.00                    $9.56
Common Stock, par
value $.01 per share      3,000 shares (20)              $13.6250 (20)                   $40,875.00                    $11.36
Common Stock, par
value $.01 per share      7,000 shares (21)              $13.3750 (21)                    $93,625.00                    $26.03
Common Stock, par
value $.01 per share      3,000 shares (22)              $13.1875 (22)                   $39,562.50                    $11.00
Common Stock, par
value $.01 per share      3,000 shares (23)              $11.2500 (23)                   $33,750.00                    $9.38
Common Stock, par
value $.01 per share      1,000 shares (24)              $11.0000 (24)                   $11,000.00                    $3.06
Common Stock, par
value $.01 per share      6,000 shares (25)              $10.4380 (25)                   $62,628.00                    $17.41
Common Stock, par
value $.01 per share       500 shares (26)               $10.3750 (26)                   $5,187.50                     $1.44
Common Stock, par
value $.01 per share       250 shares (27)               $10.1880 (27)                   $2,547.00                      $.71
Common Stock, par
value $.01 per share      3,000 shares (28)              $10.1250 (28)                   $30,375.00                    $8.44
Common Stock, par
value $.01 per share      4,400 shares (29)              $10.0000 (29)                   $44,000.00                    $12.23
Common Stock, par
value $.01 per share       500 shares (30)                $9.8130 (30)                   $4,9096.50                    $1.36
Common Stock, par
value $.01 per share      3,000 shares (31)               $9.5630 (31)                   $28,689.00                    $7.98
Common Stock, par
value $.01 per share      3,000 shares (32)               $9.5000 (32)                   $28,500.00                    $7.92
Common Stock, par
value $.01 per share      3,000 shares (33)               $9.0000 (33)                   $27,000.00                    $7.51




Title of securities to      Amount to be               Proposed maximum              Proposed maximum               Amount of
be registered                registered                 offering price              aggregate offering             registration
                                                           per share                       price                     fee (1)
----------------------  ----------------------   ----------------------------   ---------------------------   ----------------------

Common Stock, par
value $.01 per share      5,000 shares (34)               $8.8750 (34)                   $44,375.00                    $12.34
Common Stock, par
value $.01 per share       500 shares (35)                $8.6880 (35)                   $4,344.00                     $1.21
Common Stock, par
value $.01 per share     234,564 shares (36)              $8.5630 (36)                 $2,008,571.50                  $558.38
Common Stock, par
value $.01 per share      3,000 shares (37)               $8.5000 (37)                   $25,500.00                    $7.09
Common Stock, par
value $.01 per share       250 shares (38)                $8.2500 (38)                   $2,062.50                      $.57
Common Stock, par
value $.01 per share      3,000 shares (39)               $8.1250 (39)                   $24,375.00                    $6.78
Common Stock, par
value $.01 per share      5,000 shares (40)               $8.0000 (40)                   $40,000.00                   $11.12
Common Stock, par
value $.01 per share      1,500 shares (41)               $6.5000 (41)                   $9,750.00                     $2.71
Common Stock, par
value $.01 per share      1,749 shares (42)              $55.1875 (43)                $96,522.94 (43)                  $26.83

Common Stock, par        212,600 shares (44)             $55.1875 (45)              $11,732,862.50 (45)              $3,261.74
value $.01 per share
Common Stock, par         60,000 shares (46)              $5.7500 (46)                    $345,000                     $95.91
value $.01 per share
Common Stock, par         40,000 shares (47)              $7.1250 (47)                    $285,000                     $79.23
value $.01 per share
Common Stock, par         18,000 shares (48)              $8.1250 (48)                    $146,250                     $40.66
value $.01 per share
Common Stock, par         20,000 shares (49)             $10.5000 (49)                    $210,000                     $58.38
value $.01 per share
Common Stock, par         40,000 shares (50)             $10.6250 (50)                    $425,000                    $118.15
value $.01 per share
Common Stock, par         53,400 shares (51)             $10.6880 (51)                  $570,739.20                   $158.67
value $.01 per share
Common Stock, par         50,000 shares (52)             $15.0000 (52)                    $750,000                    $208.50
value $.01 per share
Common Stock, par         70,000 shares (53)             $15.6250 (53)                   $1,093,750                   $304.06
value $.01 per share
Common Stock, par         36,000 shares (54)              $55.1875(55)                 $196,750 (55)                  $552.32
value $.01 per share
Total                                                                                                               $6,260.66
------------------------------------------------------------------------------------------------------------------------------------


      (1) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities reflected in Items (2) through (42) for the Celgene Corporation 1992 Long-Term Incentive Plan (the "1992 Plan"). A Registration Statement on Form S-8 has previously been filed (Registration No. 33-62590) for the existing securities under the 1992 Plan.

      (2) Represents the maximum number of shares of common stock, par value $.01 per share ("Common Stock"), issuable upon exercise of options which may be granted under the 1992 Plan. Pursuant to Rule 416, there are also being registered such additional indeterminate number of shares of Common Stock as may be required to cover possible adjustments in the number of shares issuable under the 1992 Plan pursuant to the antidilution provisions thereof.

      (3) Calculated solely for purposes of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended, on the basis of the high and low selling prices per share of the Common Stock as reported on the NASDAQ National Market on November 29, 1999.

      (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $19.4375 per share with respect to options granted under the 1992 Plan to purchase 5,500 shares of Common Stock.

      (5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $19.0000 per share with respect to options granted under the 1992 Plan to purchase 10,000 shares of Common Stock.

      (6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $18.9375 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $18.7500 per share with respect to options granted under the 1992 Plan to purchase 250 shares of Common Stock.

      (8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $18.0000 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (9) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $17.6250 per share with respect to options granted under the 1992 Plan to purchase 6,000 shares of Common Stock.

      (10) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $16.8750 per share with respect to options granted under the 1992 Plan to purchase 13,000 shares of Common Stock.

      (11) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $16.6875 per share with respect to options granted under the 1992 Plan to purchase 500 shares of Common Stock.

      (12) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $16.5000 per share with respect to options granted under the 1992 Plan to purchase 12,000 shares of Common Stock.

      (13) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $16.3750 per share with respect to options granted under the 1992 Plan to purchase 9,000 shares of Common Stock.

      (14) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $16.3125 per share with respect to options granted under the 1992 Plan to purchase 10,000 shares of Common Stock.

      (15) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $15.5625 per share with respect to options granted under the 1992 Plan to purchase 8,000 shares of Common Stock.

      (16) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $15.3750 per share with respect to options granted under the 1992 Plan to purchase 500 shares of Common Stock.

      (17) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $15.0000 per share with respect to options granted under the 1992 Plan to purchase 5,500 shares of Common Stock.

      (18) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $14.6250 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (19) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $13.7500 per share with respect to options granted under the 1992 Plan to purchase 2,500 shares of Common Stock.

      (20) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $13.6250 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (21) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $13.3750 per share with respect to options granted under the 1992 Plan to purchase 7,000 shares of Common Stock.

      (22) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $13.1875 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (23) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $11.2500 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (24) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $11.0000 per share with respect to options granted under the 1992 Plan to purchase 1,000 shares of Common Stock.

      (25) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.4380 per share with respect to options granted under the 1992 Plan to purchase 6,000 shares of Common Stock.

      (26) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.3750 per share with respect to options granted under the 1992 Plan to purchase 500 shares of Common Stock.

      (27) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.1880 per share with respect to options granted under the 1992 Plan to purchase 250 shares of Common Stock.

      (28) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.1250 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (29) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.0000 per share with respect to options granted under the 1992 Plan to purchase 4,400 shares of Common Stock.

      (30) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $9.8130 per share with respect to options granted under the 1992 Plan to purchase 500 shares of Common Stock.

      (31) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $9.5630 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (32) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $9.5000 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (33) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $9.0000 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (34) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.8750 per share with respect to options granted under the 1992 Plan to purchase 5,000 shares of Common Stock.

      (35) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.6880 per share with respect to options granted under the 1992 Plan to purchase 500 shares of Common Stock.

      (36) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.5630 per share with respect to options granted under the 1992 Plan to purchase 234,564 shares of Common Stock.

      (37) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.5000 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (38) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.2500 per share with respect to options granted under the 1992 Plan to purchase 250 shares of Common Stock.

      (39) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.1250 per share with respect to options granted under the 1992 Plan to purchase 3,000 shares of Common Stock.

      (40) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.0000 per share with respect to options granted under the 1992 Plan to purchase 5,000 shares of Common Stock.

      (41) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $6.5000 per share with respect to options granted under the 1992 Plan to purchase 1,500 shares of Common Stock.

      (42) Represents the number of shares to be reoffered for sale by Selling Shareholders who have already exercised their options under the 1992 Plan. See Reoffer Prospectus attached.

      (43) Calculated solely for purposes of this offering under Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock as reported on the NASDAQ National Market on November 29, 1999.

      (44) Represents the maximum number of shares of Common Stock issuable upon exercise of options which may be granted under the Celgene Corporation 1995 Non-Employee Directors' Incentive Plan (the "1995 Plan") excluding options already granted. Pursuant to Rule 416, there are also being registered such additional indeterminate number of shares of common stock as may be required to cover possible adjustments in the number of shares issuable under the 1995 Plan pursuant to the antidilution provision thereof.

      (45) Calculated solely for purposes of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended, on the basis of the high and low selling prices of the Common Stock as reported on the NASDAQ National Market on November 29, 1999.

      (46) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $5.7500 per share with respect to options granted under the 1995 Plan to purchase 60,000 shares of Common Stock.

      (47) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $7.1250 per share with respect to options granted under the 1995 Plan to purchase 40,000 shares of Common Stock.

      (48) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $8.1250 per share with respect to options granted under the 1995 Plan to purchase 18,000 shares of Common Stock.

   (49) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.5000 per share with respect to options granted under the 1995 Plan to purchase 20,000 shares of Common Stock.

      (50) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.6250 per share with respect to options granted under the 1995 Plan to purchase 40,000 shares of Common Stock.

      (51) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $10.6880 per share with respect to options granted under the 1995 Plan to purchase 53,400 shares of Common Stock.

      (52) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $15.0000 per share with respect to options granted under the 1995 Plan to purchase 50,000 shares of Common Stock.

      (53) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $15.6250 per share with respect to options granted under the 1995 Plan to purchase 70,000 shares of Common Stock.

      (54) Represents the number of shares to be reoffered for sale by Selling Shareholders who have already exercised their options under the 1995 Plan. See Reoffer Prospectus attached.

      (55) Calculated solely for purposes of this offering under Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock as reported on the NASDAQ National Market on November 29, 1999.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.








                               CELGENE CORPORATION

                                  37,749 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


This Prospectus has been prepared for use in connection with proposed sales of up to 37,749 shares (the "Securities") of common stock, par value $0.01 per share (the "Common Stock") of Celgene Corporation ("Celgene") which may be made from time to time by or for the account of certain selling shareholders listed beginning on page 18 (the "Selling Shareholders"). Celgene will receive no part of the proceeds of this offering. The Securities were acquired by the Selling Shareholders by exercising options granted to them pursuant to the Celgene Corporation 1995 Non-Employee Directors' Incentive Plan (the "1995 Plan") or the Celgene Corporation 1992 Long-Term Incentive Plan (the "1992 Plan").

Celgene's common stock is traded on the NASDAQ National Market under the symbol "CELG." The last reported sale price on December 1, 1999 was $63.672 per share.

The common stock may be sold in transactions in the NASDAQ National Market at market prices then prevailing, in negotiated transactions or otherwise. See "Plan of Distribution."

                            -------------------------

                     This offering involves material risks.
                    See "Risk Factors" beginning on page 10.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------


                   The date of this Prospectus is December 2, 1999.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the financial statements and other information, incorporated by reference into this prospectus.


                                   THE COMPANY

         We are a specialty pharmaceutical company that develops and commercializes pharmaceutical products for human beings, focusing largely on the immunology/oncology market and agrochemicals for crops. The initial therapeutic focus of our immunology/oncology program is the development of: (i) small molecule pharmaceuticals that have the potential to selectively regulate Tumor Necrosis Factor ("TNF"), a protein whose overproduction has been linked to many chronic inflammatory and immunological diseases and (ii) the development of anti-angiogenic pharmaceuticals that can inhibit the growth of new blood vessels in a growing tumor, making them potentially valuable anti-cancer agents. Our lead pharmaceutical is THALOMID(R), our formulation of thalidomide, which is a potent anti-angiogenic agent and a down regulator of TNF.

         On July 16, 1998, we received approval from the U.S. Food and Drug Administration (the "FDA") for THALOMID for the treatment of erythema nodosum leprosum ("ENL"), an inflammatory complication of leprosy. We are working on an additional New Drug Application ("NDA") to allow us to market THALOMID for the treatment of certain cancers and cachexia (wasting) in patients with Acquired Immune Deficiency Syndrome ("AIDS").

         Working with the FDA, we have developed a comprehensive education program and distribution system, the "System for Thalidomide Education and Prescribing Safety," or the S.T.E.P.S.(TM) program, which is designed to support the safe and appropriate use of thalidomide because of the drug's capacity to cause birth defects. This program has been made a part of the THALOMID label. We are also developing novel and proprietary thalidomide analogues, called IMiDs(TM) (Immunomodulatory Drugs), as well as a class of proprietary immunotherapeutic pharmaceutical compounds called SelCIDs(TM) ("Selective Cytokine Inhibitory Drugs"). These two classes of compounds are orally administered small molecules that suppress excess TNF production, have other anti-angiogenic properties and are intended to treat chronic inflammatory diseases, cancer and other disorders.

         Our core chiral technology is based on biocatalysis, which involves the identification and manipulation of enzymes to perform specialized chemical reactions, such as the production of chirally pure compounds. Chirality refers to the property of many chemical compounds to exist in two or more different conformations that are mirror images of each other. While one conformation may have beneficial effects, the other may be inactive or produce undesirable effects. Chirally pure compounds contain only one of these conformations, and thus may have attributes superior to those of the racemic mixture.

         We are developing chirally pure versions of commercialized pharmaceuticals to develop products having greater efficacy and fewer side effects than the existing racemic versions. Our main product is a chirally pure version of dl-methylphenidate (currently marketed under the trade name Ritalin(R)) for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"). We initiated its Phase III pivotal trial program in the fourth quarter of 1998. We previously completed a Phase I/II trial and announced that its chirally pure version had demonstrated statistically significant efficacy versus the placebo and preliminary indications of longer duration of action relative to the racemic version.

         We are working to produce an array of novel, highly potent, selective, safe, orally administered drugs that have the potential to regulate the overproduction of TNF, as well as inhibiting angiogenesis. Overproduction of TNF has been implicated in symptoms associated with certain chronic inflammatory diseases. Chronic inflammatory and immunological diseases collectively afflict millions of patients, and for the most part are inadequately treated with existing therapies. We are developing two new classes of compounds, IMiDs and SelCIDs, which have been demonstrated in in vitro tests using human cells to be significantly more active than thalidomide in suppressing TNF production and, in preclinical tests, have not demonstrated teratogenicity. Initially, the IMiDs and the SelCIDs are targeted for use in treating inflammatory bowel disease, rheumatoid arthritis and oncological applications. Our first SelCID was found to be well tolerated in two Phase I clinical trials in the United Kingdom, and is entering a pilot study to assess its potential for treating Crohn's disease in the United States. The United States Patent and Trademark Office ("U.S. PTO") has issued composition of matter patents to us relating to certain of these novel IMiDs and SelCIDs.

         We are also employing our biocatalytic chiral chemistry technology to develop chirally pure versions of existing pharmaceutical products that may demonstrate greater efficacy and/or fewer side effects. We filed Investigational New Drug applications ("INDs") in the United States and Canada for a chirally pure version of dl-methylphenidate, which has been used for decades in formulations such as Ritalin(R) for the treatment of ADHD in children. We completed our Phase I/II clinical trial of the drug in which our chirally pure version demonstrated statistically significant efficacy versus placebo and preliminary indications of longer duration of action relative to the racemic version. We have initiated pivotal Phase III trials of that drug.

         Through our Celgro(TM) subsidiary, we are also applying our chiral technology to the production of chirally pure agrochemicals, in which Celgene's biocatalytic process can add significant value by substantially lowering manufacturing costs and reducing environmental impact. In 1998, Celgro entered into agreements with two leading agrochemical companies to develop cost-effective processes for the production of chirally pure versions of certain products currently produced by those firms. Each agreement provides that the customer will fund a research and development program conducted by us relating to the customer's product, make milestone payments to us if certain benchmarks are achieved and pay us a royalty if the program leads to commercial sales.

         We have established a sales and marketing organization to commercialize THALOMID and employ approximately 32 persons in this capacity. We intend to develop and market our own pharmaceuticals for indications with smaller patient populations. We anticipate partnering with larger pharmaceutical companies with respect to drugs for indications with larger patient populations. We may create partnerships with companies for the development and commercialization of our chirally pure pharmaceuticals and agrochemical products. We expect that these arrangements typically will include milestone payments, reimbursement of research and development expenses and royalty arrangements.

         We were incorporated in Delaware in 1986. Our principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059, and our telephone and fax numbers are (732) 271-1001 and (732) 805-3931, respectively.


                                  RISK FACTORS

We are dependent on product development and commercialization for continued growth and development.
         Many of our products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up, and regulatory approval prior to being ready for sale. We have not yet sold any of our products other than THALOMID. All of the pharmaceutical products under development will require further development, clinical testing, and regulatory approvals, and there can be no assurance that commercially viable products will result from these efforts. If any of our products, if and when developed and approved, cannot be successfully commercialized, our operating results could be materially adversely affected.

The pharmaceutical industry is subject to extensive government regulation and there is no assurance of regulatory approval.

         The preclinical development, clinical trials, manufacturing, marketing, and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. There can be no assurance that we will be able to obtain the necessary approvals required to market our products in any of these markets. The testing, marketing, and manufacturing of our products will require regulatory approval, including approval from the FDA, and, in certain cases, from the U.S. Environmental Protection Agency (the "EPA"), or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. It is not possible to predict how long the approval processes for any of our products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies are no assurance of success in later phases of the approval process. Risks associated with this process include:

         o In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit, or prevent regulatory approval.

         o Delays or rejections may be encountered during any stage of the regulatory approval process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, the regulatory agency's requirements for safety, efficacy, and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first. Further, those requirements may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations.

         o Clinical trials may also be delayed due to unanticipated side effects, the inability to locate, recruit and qualify sufficient numbers of patients, lack of funding, the inability to locate or recruit scientists, the redesign of clinical trial programs, the inability to manufacture or acquire sufficient quantities of the particular product candidate or any other components required for clinical trials, changes in focus of Celgene's or its collaborative partner's development focus, and the disclosure of trial results by competitors.

         o The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed.

         o Approved drugs and agrochemicals, as well as their manufacturers, are subject to on-going review, and discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

Delays in obtaining, or the failure to obtain and maintain, necessary approvals from the FDA, EPA, or other regulatory agencies for our proprietary products, would have a material adverse effect on our business, financial condition, and results of operations.

There is no assurance of market acceptance of our products.

         There can be no assurance that those of our products which receive regulatory approval, including THALOMID, or for which no regulatory approval is required, will achieve market acceptance. A number of factors render the degree of market acceptance of our products uncertain, including the extent to which we can demonstrate such products' efficacy, safety, and advantages over competing products, as well as the reimbursement policies of third party payors, such as government and private insurance plans. In addition, there can be no assurance that our Celgro subsidiary will be able to negotiate a licensing agreement with any agrochemical manufacturer on terms acceptable to us, or at all. Failure of our products to achieve market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

We are subject to product liability risk and may not be able to obtain insurance.

         We may be subject to product liability or other claims based on allegations that the use of our technology or products has resulted in adverse effects, whether by participants in our clinical trials or by patients. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential, and there can be no assurance that such precautions will be observed in all cases or, if observed, will be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although we have product liability insurance in force that we believe is appropriate, there can be no assurance that we will be able to obtain additional coverage as required, or that such coverage will be adequate to protect us in the event claims are asserted against us. Our obligation to defend against or pay any product liability claim may have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to obtain patent coverage or otherwise protect our proprietary technology.

         Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct our business without infringing the proprietary rights of others. The patent positions of pharmaceutical and biotechnology firms, including us, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application can be significantly reduced before the patent is issued. Consequently, we do not know whether any of our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will be circumvented by others. We rely upon unpatented proprietary and trade secret technology that we try to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that we would have adequate remedies for any such breach, or that our trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions taken by us, others have not and will not obtain access to our proprietary technology.

We have a history of operating losses, an accumulated deficit and will likely need to seek additional funding.

         We have sustained losses in each year since our incorporation in 1986. We sustained a net loss of approximately $25.1 and $25.4 million for the years ended December 31, 1998 and 1997, respectively, and $18.9 million for the nine months ended September 30, 1999 and had an accumulated deficit of approximately $144.6 million at December 31, 1998 and $163.5 million at September 30, 1999. We expect to make substantial expenditures to further develop our immunotherapeutic and chiral products, and, based on these expenditures, it is probable that losses will continue for at least the next 12 months . We are currently utilizing our cash resources at a rate of approximately $1.5 million per month. We expect that our rate of spending generally will remain high as the result of increased clinical trial costs and expenses associated with the regulatory approval process and commercialization of products now in development. In order to assure funding for our future operations, we will likely seek additional capital resources. There can be no assurance, assuming we successfully raise additional funds or enter into a business alliance, that we will achieve profitability or positive cash flow. The cash and marketable securities position at September 30, 1999 was approximately $18.6 million.

The pharmaceutical industry is highly competitive and subject to rapid technological change.

         The pharmaceutical and agrochemical businesses in which we operate are highly competitive and subject to rapid and profound technological change. Our present and potential competitors include major chemical and pharmaceutical companies, as well as specialized biotechnology firms in the United States and in other countries. Most of these companies have considerably greater financial, technical, and marketing resources than us. We also experience competition from universities and other research institutions and, in some instances, we compete with others in acquiring technology from such sources. The pharmaceutical and agrochemical industries have undergone, and are expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in each field are made and become more widely known. There can be no assurance that others will not develop products or processes with significant advantages over those that we are seeking to develop. Any such development could have a material adverse effect on our business, financial condition, and results of operations.

We are dependent on one supplier for the raw material and encapsulation of THALOMID.

         We obtain all of our bulk drug material for THALOMID from a single source. In addition, we currently rely on a single manufacturer to encapsulate THALOMID. Because the FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice regulations and guidelines ("GMP"), if the operations of the sole supplier or the sole encapsulator were to become unavailable for any reason, the required FDA review of the operations of a new supplier or new encapsulator could cause a delay in the manufacture of THALOMID. Such a delay could have a material adverse effect on our business, financial condition, and results of operations.

We are dependent on collaborations and licenses with third parties.

         Our ability to fully commercialize our proprietary products, if developed, may depend to some extent upon our ability to enter into joint ventures or other arrangements with established pharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approval, and to manufacture and market such products. Accordingly, our success will depend, in part, upon the subsequent success of such third parties in performing preclinical testing and clinical trials, obtaining the requisite regulatory approvals, scaling up manufacturing, successfully commercializing the licensed product candidates and otherwise performing their obligations. There can be no assurance that we will be able to enter into acceptable collaborative and licensing arrangements on acceptable terms, if at all, that such arrangements will be successful, that the parties with which we may establish arrangements will perform their obligations, or that potential collaborators will not compete with us by seeking alternative means of developing therapeutics for the diseases targeted by us. There can be no assurance that our existing or future arrangements will lead to the development of product candidates or compounds with commercial potential, that we will be able to obtain or maintain proprietary rights or licenses for the proprietary rights with respect to any technology or product candidates or compounds developed in connection with these arrangements, or that we will be able to ensure the confidentiality of any proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

We have no manufacturing capabilities.

         The manufacture of large quantities of pharmaceuticals is a complex process, and all pharmaceutical manufacturing facilities must comply with applicable regulations of the FDA. We currently have no experience in, or our own facilities for, manufacturing any products on a commercial scale. We currently obtain bulk drug material for THALOMID from a third-party and utilize another manufacturer to produce dosage form THALOMID. We intend to utilize outside manufacturers if and when needed to produce our other products on a commercial scale. There can be no assurance that such manufacturers will meet our requirements for quality, quantity, or timeliness, or that these manufacturers will achieve and maintain compliance with all applicable regulations.

We have limited marketing capabilities.

         We have a sales and marketing organization to commercialize THALOMID, and with respect to certain other products, we may seek a corporate partner to provide such services. Any delay in developing these resources may have a material adverse impact on potential sales. We have contracted with a specialty distributor to distribute THALOMID. Failure of such specialty distributor to properly and continuously perform its obligations under such agreement could have a material adverse effect on our business.

Product pricing is uncertain and we are dependent on third-party reimbursement.

         Sales of our pharmaceutical products will depend, in part, on the extent to which the costs of such products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers, and other third party payors. These health care management organizations and third party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority, and the prices of pharmaceutical and biotechnology drugs have been targeted in this effort. There can be no assurance that our products will be considered cost effective by payors, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow us to sell our products on a profitable basis.

We are dependent on key personnel for our continued growth and development.

         Our success will depend, in large part, on our ability to continue to attract and retain highly skilled scientific and management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such persons. The loss of our executive officers or scientific personnel, or our failure to attract and retain other highly skilled personnel would have a material adverse effect on our business, financial condition, and results of operations. We do not maintain key man life insurance coverage on the lives of any of our officers or key employees.

Environmental and safety hazards are a risk.

         We use certain hazardous materials in our research and development activities. While we believe we are currently in substantial compliance with the federal, state, and local laws and regulations governing such use, there can be no assurance that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, which could exceed our resources. Additionally, there can be no assurance that the cost of compliance with environmental and safety laws and regulations will not be greater than currently expected.

The number of shares of common stock eligible for future sale could adversely affect the market price of our common stock.

         Future sales of substantial amounts of common stock could adversely affect the prevailing market price of our common stock. As of September 30, 1999, there were outstanding stock options for approximately 2,765,616 shares of common stock, of which approximately 1,454,373 were currently exercisable, and warrants either outstanding or issuable upon demand that are exercisable for 602,834 shares of common stock. In addition, the 9.25% convertible note can be converted to 795,455 shares of common stock, the 9% convertible note issued on January 20, 1999 can be converted to 833,333 shares of common stock, and the 9% convertible note issued on July 6, 1999 can be converted to 789,474 shares of common stock. All shares of common stock referred to in this paragraph would be freely tradable upon issuance.

We may experience fluctuations in our quarterly operating results.

         We have historically experienced, and expect to continue for the foreseeable future to experience, significant fluctuations in our quarterly operating results. This fluctuation is due to a number of factors, many of which are outside our control, including the timing of receipt of certain research and development payments. Future operating results will depend on many factors, including demand for our products, regulatory approvals, the timing of the introduction and market acceptance of new products by us or competing companies, our ability to control costs and our ability to attract and retain highly qualified scientific and management personnel. Such quarterly fluctuations in operating results may result in volatility of our stock price.

Our stock price has experienced substantial volatility.

         There has been significant volatility in the market prices for publicly traded shares of specialty pharmaceuticals companies, including ours. There can be no assurance that the price of our common stock will remain at or exceed current levels. Factors such as announcements of technical or product developments by us or our competitors, market conditions for specialty pharmaceutical stocks in general, governmental regulation, healthcare legislation, public announcements regarding medical advances in the treatment of the disease states that we are targeting, or patent or proprietary rights developments may have a significant adverse impact on the market price of our common stock.

Our shareholder rights plan and certain charter and by-law provisions may dissuade a potential acquiror.

         Our board of directors has adopted a shareholder rights plan (the "Rights Plan"), the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The Rights Plan is not intended to prevent, and should not prevent, an offer to acquire Celgene at a price and on terms that are in the best interests of all stockholders, or a negotiated transaction to sell Celgene for a purchase price determined by our board of directors to be in our and our stockholders' best interests, nor should it have a material adverse affect on the ability of a person or group to obtain representation on or control of the board of directors through a proxy contest. Nonetheless, the Rights Plan may have the effect of dissuading a potential acquirer from making an offer for all the outstanding shares of Common Stock at a price that represents a premium to the then current trading price.

         Moreover, our board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of those shares. Such issuance could adversely affect the holders of common stock, and could discourage a third party from acquiring a majority of our outstanding voting stock.

         Additionally, our board of directors has adopted certain amendments to our by-laws intended to strengthen the board's position in the event of a hostile takeover attempt. The by-law provisions provide:

         o Only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as directors of Celgene, except as may be otherwise provided in the by-laws.

         o Only business brought before the annual meeting by the board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders.

         o Only the chairman of the board, if any, the chief executive officer, the president, the secretary, or a majority of the board of directors may call special meetings of our stockholders.

         o A procedure for the board of directors is established to fix the record date whenever stockholder action by written consent is undertaken.

         o A vote of holders of two-thirds of the outstanding shares of Common Stock is required to amend certain by-law provisions.

Furthermore, Celgene is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

We have not paid and do not intend to pay dividends on our common stock.

         We have never declared or paid cash dividends on our common stock, and do not anticipate doing so in the foreseeable future.

The failure of governmental agencies and our vendors and customers to be Year 2000 compliant could cause a material disruption in our business.

         Beginning in the Year 2000, the date fields coded in some software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

         Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues.

         Our Chief Information Officer, in conjunction with outside consultants has assessed our systems with regard to Year 2000 compliance and the implementation for Year 2000 compliant systems is nearing completion. During 1998, we replaced all personal computers, with the exception of several computers connected to laboratory analytic equipment, with Year 2000 compliant machines. All applications other than those used in the laboratory equipment, are Year 2000 compliant. We have completed an assessment of the laboratory computers and have begun the replacement of non-Year 2000 compliant machines. We expect this portion of the project to be completed by year end. We have spent less than $1.0 million on the systems upgrades to date. Additional expenditures are expected to be less than $500,000. We use outside vendors to produce, encapsulate, package, process orders, invoice and maintain accounts receivable records for THALOMID. We have received certifications from such vendors that the systems utilized are or will be Year 2000 compliant before the end of 1999. Based on current plans and efforts to date, we expect that there will be no material adverse effect on operations. There can be no assurance, however, that all problems will be foreseen and corrected, that Year 2000 problems at Celgene's vendors, customers, and at governmental agencies will not adversely affect us, or that no material disruption of our business will occur as a result of Year 2000 problems. Accordingly, have developed we contingency plans to address the possible occurrence of Year 2000 problems.

         The statements contained in the foregoing Year 2000 readiness disclosure are subject to certain protection under the Year 2000 Information and Readiness Disclosure Act.

                                 USE OF PROCEEDS

     The shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, Celgene will not receive any of the proceeds from the sale of the shares being offered hereby. See "Selling Stockholders."


                              SELLING STOCKHOLDERS

         The following sets forth certain information as of the date of this Prospectus with respect to the Selling Shareholders. All of the shares of Common Stock that may be resold by the Selling Shareholders pursuant to this Reoffer Prospectus represent shares they acquired upon exercising their Options granted to them pursuant to the 1995 Plan or the 1992 Plan ("Options").

         Some of the Selling Shareholders are Non-Affiliates (as defined in Rule 501(b) of Regulation D of the Security Act of 1933) who hold less than the lesser of 1,000 shares or 1% of the shares of Common Stock issuable under the 1992 Plan. The aggregate number of shares of Common Stock being reoffered by these Non-Affiliate Selling Shareholders is 1,749.

         The remaining Selling Shareholder is Richard C.E. Morgan. His aggregate number of shares of Common Stock held prior to this Registration Statement upon exercise of his Options granted under the 1995 Plan is 36,000. The aggregate number of shares of Common Stock being reoffered by Mr. Morgan is 36,000.

         Celgene will not receive any of the proceeds from the sales of such shares.

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including in one or more of the following transactions:

         o       on the NASDAQ National Market;

         o       in transactions other than the NASDAQ National Market;

         o       in connection with short sales;

         o       by pledge to secure debts and other obligations;

         o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

         o       in a combination of any of the above transactions; or

         o pursuant to Rule 144, assuming the availability of an exemption from registration.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling stockholders, or will receive commissions from the purchasers for whom they acted as agents.

         The sale of common stock by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with Celgene, including certain restrictions contained in a registration rights agreement between Celgene and the selling stockholders. There can be no assurance that the selling stockholders will sell all or any of the common stock.

         Celgene and the selling stockholders have agreed to customary indemnification obligations with respect to the sale of the common stock by use of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         We have filed a registration statement with the SEC registering and describing the Common Stock. For further information on Celgene and the Common Stock, you should refer to our registration statement on Form 8-A as set forth under "Incorporation by Reference."


                                  LEGAL MATTERS

         Proskauer Rose LLP, New York, NY has passed on the validity of the shares.

                                     EXPERTS

         The consolidated financial statements of Celgene Corporation and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Celgene files reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that Celgene files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Celgene's SEC filings are also available at the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         1. Annual Report on Form 10K for the fiscal year ended December 31, 1998, as amended by an Amendment on Form 10-K/A and an Amendment on Form 10-K/A-2.

         2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

         3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999.

         4. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

         5. The description of the common stock set forth in the registration statement on Form 8-A, File No. 0-16132, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

                    Celgene Corporation
                    7 Powder Horn Drive
                    Warren, NJ 07059
                    (732) 271-1001

         This Reoffer Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Reoffer Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3.  Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by Celgene Corporation, a Delaware corporation (the "Corporation" or the "Registrant"), are incorporated herein by reference:

               (1) the description of the Corporation's Common Stock, par value $.01 per share, contained in the Corporation's Registration Statement on Form 8-A (File No. 0-16132), filed pursuant to Section 12 of the Securities Exchange Act of 1934;

               (2) the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 31, 1999, as amended by an Amendment on Form 10-K/A and an Amendment on Form 10-K/A-2;

               (3) the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed with the Commission on May 13, 1999;

               (4) the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed with the Commission on August 13, 1999;

               (5) the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, filed with the Commissioner on November 15, 1999;

               (6) the Corporation's Current Report on Form 8-K, filed with the Commission on February 23, 1999; and

               (7) all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Item 4.  Description of Securities.

      Not applicable.

      Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

      Item 6.  Indemnification of Directors and Officers.

      Article EIGHTH of the Corporation's Certificate of Incorporation provides that the Corporation shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, judgments, fines and amounts paid in settlement incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Certificate of Incorporation also extends indemnification to those serving at the request of the Corporation as directors, officers, employees or agents of other enterprises.

      In addition Article TENTH of the Corporation's Certificate of Incorporation provides that no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for director's liability (i) for breach of the director's duty of loyalty to Celgene or its stockholders, (ii) for acts of or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

      Pursuant to Section 145 of the General Corporation Law of the State of Delaware, Celgene maintains directors' and officers' liability insurance coverage.

      Item 7.  Exemption from Registration Claimed.

      The 37,749 shares of restricted Common Stock being reoffered in a separate reoffer prospectus pursuant to this Registration Statement were exempted from registration under Rule 505 of Regulation D of the Securities Act of 1933. Specifically, the aggregate offering price for 1,749 shares was $29,267.64 (less than $5 million) and there were no more than 35 purchasers (as defined in Rule 501(e)). In addition, the aggregate offering price for 36,000 shares was $235,000 (less than $5 million) and the shares were offered only to directors who were considered Accredited Investors as defined in Rule 501(a)(4).

      Item 8.  Exhibits.

      5.1      Opinion of Proskauer Rose LLP

      23.1     Consent of KPMG LLP

      23.2     Consent of Proskauer Rose LLP (included in Exhibit 5.1)

      24.1     Power of Attorney (see signature page)

      99.1 Celgene Corporation 1992 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement of the Registrant, filed May 30, 1997).

      99.2 Celgene Corporation 1995 Non-Employee Directors' Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement of the Registrant, filed May 24, 1999).

      Item 9.  Undertakings.

      (a)      The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on December 2, 1999.

                                                  CELGENE CORPORATION

                                                  By:  /s/ John W. Jackson
                                                       -------------------
                                                       John W. Jackson
                                                       Chairman of the Board and
                                                       Chief Executive Officer



                        SIGNATURES AND POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John W. Jackson and Sol J. Barer, Ph.D., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Celgene Corporation (the "Corporation") and any or all amendments (including post-effective amendments) thereto, relating to the registration, under the Securities Act of 1933, as amended, of shares of Common Stock of the Corporation to be issued pursuant to the Corporation's 1992 Long-Term Incentive Plan and the 1995 Non-Employee Directors' Incentive Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures               Title                             Date
   ----------               -----                             ----

/s/ John W. Jackson         Chairman of the Board and         December 2, 1999
------------------------    Chief Executive Officer
John W. Jackson             (Principal Executive Officer)

/s/ Sol J. Barer, Ph.D.     Director                          December 2, 1999
------------------------
Sol J. Barer, Ph.D.

/s/ Robert Hugin            Chief Financial Officer           December 2, 1999
------------------------    (Principal Accounting and
Robert Hugin                   Financial Officer)

                            Director                          December 2, 1999
------------------------
Jack L. Bowman

/s/ Frank T. Cary           Director                          December 2, 1999
------------------------
Frank T. Cary

/s/ Arthur Hull Hayes,
  Jr., M.D.                 Director                          December 2, 1999
------------------------
Arthur Hull Hayes, Jr.,
  M.D.

   Signatures                Title                            Date
   ----------                -----                            ----

/s/ Gilla Kaplan, Ph.D.      Director                         December 2, 1999
-------------------------
Gilla Kaplan, Ph.D.

/s/ Richard C.E. Morgan      Director                         December 2, 1999
------------------------
Richard C.E. Morgan

/s/ Walter L. Robb, Ph.D.    Director                         December 2, 1999
-------------------------
Walter L. Robb, Ph.D.

-------------------------    Director                         December 2, 1999
Lee J. Schroeder


                                       EXHIBIT INDEX
                                       -------------




      Exhibit                                     Description of Exhibit
      -------                                     ----------------------


      5.1                                         Opinion of Proskauer Rose LLP


      23.1                                        Consent of KPMG LLP


      23.2                                        Consent of Proskauer Rose LLP
                                                  (included in Exhibit 5.1)


      24.1                                        Power of Attorney (included in
                                                      the signature page)

                                                                    EXHIBIT 5.1


                                        December 2, 1999



Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey 07059

Dear Sirs:

         We are acting as counsel to Celgene Corporation, a Delaware corporation ("Celgene"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by Celgene under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to 1,000,000 shares (collectively the "Shares") of Common Stock, par value $.01 per share, of Celgene. The Shares may be issued pursuant to Celgene's 1992 Long-Term Incentive Plan or the 1995 Non-Employee Directors' Incentive Plan (collectively "the Plans"); 37,749 of such Shares have already been issued pursuant to exercised options and are now being reoffered by certain Selling Shareholders as outlined in the attached Reoffer Prospectus.

         We have participated in the preparation of the Registration
Statement and have reviewed the corporate proceedings in connection with the adoption of the Plans and the prospective reoffer of 37,749 of the Shares . We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such public officials and of representatives of Celgene, and have made such investigation of law, and have discussed with representatives of Celgene and such other persons such questions of fact, as we have deemed proper and necessary as a basis for this opinion.

         Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized, and are or will be validly issued, fully paid and non-assessable upon issuance of Shares in accordance with the Plans and upon the exercise of the options issued pursuant to the Plans, as the case may be.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Proskauer Rose LLP

                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of Celgene Corporation:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "EXPERTS" in the prospectus.



Short Hills, New Jersey
December 2, 1999